Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 10, 2006, relating to the consolidated financial statements of New Oriental Education & Technology Group Inc. included in New Oriental Education & Technology Group Inc.’s Registration Statement on Amendment No. 1 to Form F-1 (File No. 333-136825) filed with the Securities and Exchange Commission on August 31, 2006. We also consent to the references to us under the headings “Summary Condensed Consolidated Financial Data, “Selected Consolidated Condensed Financial Data,” and “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

January 19, 2007